AMENDMENTS TO DECLARATION OF TRUST
                    As approved by a vote of the Shareholders
                          of CITIZENS INVESTMENT TRUST
                       at a Special Shareholders meeting,
                             Boston, Massachusetts,
                                December 1, 1997


The first sentence of the Eighth Article, Section 4(a), of the Declaration of Trust is hereby deleted, and the following language is substituted:

The Trustees may at any time sell or otherwise transfer all the assets of the Trust or any of its series with the vote of a majority of the outstanding securities of the Trust or such series, as the case may be (which sale may be subject to the retention of assets for the payment of liability and expenses), to another issuer for a consideration which may be or may include securities of such issuer. The vote of a majority of the outstanding voting securities means the vote, at a duly called meeting of the Shareholders of the Trust or such series, of the lesser of (i) 67% or more of the outstanding voting securities of the Trust or such series present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Trust or such series are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Trust or such series.

The first sentence of the Eighth Article, Section 4(b), of the Declaration of Trust is hereby deleted, and the following language is substituted:

The Trustees may at any time sell or otherwise transfer all the assets of the Trust or any of its series, with the vote of a majority of the outstanding securities of the Trust or such series, as the case may be. The vote of a majority of the outstanding voting means the vote, at a duly called meeting of the Shareholders of the Trust or such series, of the lesser of (i) 67% or more of the outstanding voting securities of the Trust or such series present at such meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Trust or such series.

The Eighth Article, Section 12, of the Declaration of Trust is hereby deleted, and the following language is substituted:

The Trustees may amend or otherwise supplement this Declaration of Trust by making a Declaration of Trust supplemental hereto, which thereafter shall form a part hereof, by a vote of a majority of the outstanding voting securities of the Trust, or, if such amendment or supplement does not affect all series of the Trust, of the affected series. The vote of a majority of the outstanding voting securities means the vote, at a duly called meeting of the Shareholders of the Trust or such series, of the lesser of (i) 67% or more of the outstanding voting securities of the Trust or such series are present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Trust or such series

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are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Trust or such series. Any such supplemental Declaration of Trust may be executed by and on behalf of the Trust or such series and the Trustees by any officer or officers of the Trust.